Exhibit 16.1

November 6, 2008

United States Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C. 20549

Dear Sir or Madam:

Re: Sterling Oil & Gas Company

This letter is to confirm that Gordon Hughes & Banks, LLP, the former independent registered public accounting firm of Sterling Oil & Gas Company (“Sterling”), has read the disclosures included under Item 4.01 of Sterling’s Form 8-K report dated November 6, 2008. We agree with the statements relating to our firm with respect to the change in Sterling’s independent registered public accounting firm.

Yours truly,

Gordon Hughes & Banks, LLP

By: PEGGY E. JENNINGS
      Peggy E. Jennings, CPA
      Director of Audit Services
      Gordon Hughes & Banks, LLP
      5299 DTC Boulevard, Suite 1000
      Greenwood Village, CO 80111
      Phone: (303) 770-5700
      Fax: (303) 770-7581